EXHIBIT 11

               STORAGE TECHNOLOGY CORPORATION AND SUBSIDIARIES
                    COMPUTATION OF LOSS PER COMMON SHARE
                  (In thousands, except per share amounts)

                                                               Quarter Ended
                                                      --------------------------------
                                                        03/31/95            04/01/94
                                                      ------------        ------------
PRIMARY (a)
Loss
  Net loss                                                 (8,914)            (17,028)
  Preferred dividend requirement                            3,019               3,019
                                                      ------------        ------------
  Loss applicable to common shares                       ($11,933)           ($20,047)
                                                      ============        ============

Shares
  Weighted average common shares outstanding               52,493              50,936
  Dilutive effect of outstanding options
    and warrants (as determined under
    the treasury stock method)
                                                      ------------        ------------
  Weighted average common shares
    and equivalents                                        52,493              50,936
                                                      ============        ============

Loss per common share                                      ($0.23)             ($0.39)
                                                      ============        ============


FULLY DILUTED (b)
Loss
  Net loss                                                ($8,914)           ($17,028)
  Adjustment for interest and amortization
    of debt issue costs on 8% Convertible
    Debentures, net of estimated tax effects                2,480               2,465
                                                      ------------        ------------
  Net loss, as adjusted                                   ($6,434)           ($14,563)
                                                      ============        ============

Shares
  Weighted average common shares outstanding               52,493              50,936
  Dilutive effect of outstanding options
    and warrants (as determined under
    the treasury stock method)                                170               1,369
  Adjustment for shares issuable upon assumed
    conversion of $3.50 Convertible
    Exchangeable Preferred Stock                            7,340               7,340
  Adjustment for shares issuable upon assumed
    conversion of 8% Convertible Debentures                 4,132               4,132
                                                      ------------        ------------
  Weighted average common shares
    and equivalents, as adjusted                           64,135              63,777
                                                      ============        ============

Loss per common share                                      ($0.10)             ($0.23)
                                                      ============        ============

(a) These figures agree with the related amounts in the Consolidated Statement of Operations.
(b) This calculation is submitted in accordance with Regulation S-K, Item 601(b)(11) although it is contary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.